Exhibit 99.1

Bellicum Reports Third Quarter 2022 Financial Results and Provides Operational Update
HOUSTON, November 10, 2022 -- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the second quarter 2022 and provided an operational update.

“We are encouraged by the progress we are making in our patient enrollment efforts for the BPX-601 and BPX-603 trials despite a national fludarabine shortage, and are on track to present data updates for both programs in the first half of 2023,” said Rick Fair, President and Chief Executive Officer. “We are also excited about new data from the Baylor College of Medicine supporting the potential benefit of CaspaCIDe® in resolving the adverse events associated with cell therapies, and remain committed to expanding CaspaCIDe use through collaborations with other developers of cell therapies."
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Enrollment in the Phase 1/2 dose escalation clinical trial in patients with previously treated metastatic castration-resistant prostate cancer (mCRPC) is ongoing. The company expects to provide interim data on BPX-601 in the first quarter of 2023.

BPX-603 GoCAR-T
•Enrollment is ongoing in the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. The company expects to announce interim data from this trial in the first half of 2023.

Fludarabine Shortage
•In May 2022, the FDA announced a shortage of fludarabine in the U.S. that is affecting the company’s clinical trial sites. Fludarabine is a chemotherapeutic agent used as part of a lymphodepletion regimen administered to patients prior to receiving CAR-T cells and is required as part of the protocols in the BPX-601 and BPX-603 Phase 1/2 trials. Some of the BPX-601 and BPX-603 trial sites have been unable to procure fludarabine, or have had restrictions placed on fludarabine use, which has affected enrollment and patient dosing at these trial sites. The company has begun to procure a fludarabine supply for patients at these sites and expects to receive fludarabine and resume dosing of patients at these sites in the fourth quarter of 2022.

CaspaCIDe (Inducible Caspase-9)
•At the 54th annual meeting of the International Society of Paediatric Oncology (SIOP Congress September 28 to October 1, 2022), David Steffin, M.D., and colleagues from the Center for Cell and Gene Therapy at the Baylor College of Medicine reported initial findings from a study of GPC3 CAR-T cells co-expressing IL-15 and inducible caspase-9 in children with liver cancer. Infusion of these CAR-T cells into a 20-year-old hepatocellular carcinoma (HCC) patient led to robust lymphocyte expansion associated with grade 4 cytokine release syndrome not controlled by IL-6, IL-1 or tumor necrosis factor-alpha inhibition. The patient’s symptoms were rapidly relieved by administration of rimiducid to trigger inducible caspase-9. Anti-tumor activity in the primary liver lesion and lung metastases four weeks after CAR-T cell infusion was reported.

Exhibit 99.1

Financial Results for the Third Quarter 2022

Revenues: Bellicum reported revenue of $1.0 million for the three and nine months ended September 30, 2022, compared to $5.0 million and $5.7 million for the same periods in 2021. Revenue in 2022 was from licensing, and in 2021 from licensing and from sale of rimiducid for use in clinical trials.

R&D Expenses: Research and development expenses were $6.9 million and $16.4 million for the three and nine months ended September 30, 2022, respectively, compared to $6.3 million and $19.5 million for the three and nine months ended September 30, 2021, respectively. The increase for the quarter was primarily due to increased R&D headcount and associated personnel costs. At the end of the third quarter of 2022, Bellicum had 11 full time equivalent R&D employees, compared to 5 at the end of the third quarter of 2021. The decrease for the three quarters in 2022 compared to 2021, was due to continued reduction of expenses related to rivo-cel activities and patient enrollment delays in ongoing clinical trials.

G&A Expenses: General and administrative expenses were $1.3 million and $4.2 million for the three and nine months ended September 30, 2022, respectively, compared to $1.7 million and $5.5 million for the three and nine months ended September 30, 2021, respectively. The decrease in G&A expenses for the third quarter 2022 was primarily due to reduced personnel costs, share-based compensation expenses and depreciation expenses.

Loss from Operations: Bellicum reported a loss from operations of $7.2 million and $19.6 million for the three and nine months ended September 30, 2022, respectively, compared to a loss from operations of $3.0 and $19.8 million for the three and nine months ended September 30, 2021, respectively.

Net Income/Loss: Bellicum reported a net loss of $7.2 million for the three months ended September 30, 2022, and a net loss of $18.8 million for the nine months ended September 30, 2022, compared to a net income of $1.2 million and a net loss of $12.2 million for the three and nine months ended September 30, 2021, respectively

Shares Outstanding: As of August 5, 2022, Bellicum had 8,613,527 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position: Bellicum reported cash and cash equivalents totaling $28.8 million as of September 30, 2022, compared to cash, cash equivalents and restricted cash totaling $47.7 million as of December 31, 2021.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “continue,” “designed,” “expects,” “plans,” “intends,” “may,” “will,” “on track,” “potential” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of data updates from Bellicum’s ongoing BPX-601 and BPX-603 clinical trials; the potential benefits of

Exhibit 99.1

CaspaCIDe in resolving the adverse events associated with cell therapies and the potential for expanded CaspaCIDe use through collaborations with other developers of cell therapies; and expected timing for receipt of fludarabine and resumption of patient dosing at BPX-601 and BPX-603 clinical trial sites. Various factors may cause differences between Bellicum’s expectations and actual results, including, among others, the impact of the COVID-19 pandemic and the fludarabine shortage on Bellicum’s clinical trial sites and trial enrollment, CaspaCIDe may not be as effective in resolving adverse events associated with cell therapies, interest in CaspaCIDe may not be as expected, other factors, such as safety issues, may impact Bellicum’s clinical progress, actual expenses incurred may be higher than anticipated, and trial results may be different than anticipated, as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10- Q for the three months ended September 30, 2022 and Bellicum’s annual report on Form 10-K for the year ended December 31, 2021. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	September 30,	December 31,
	2022	2021
Current Assets:
Cash and cash equivalents	$28,756	$46,156
Restricted cash	—	1,501
Accounts receivable, interest and other receivables	1,000	205
Prepaid expenses and other current assets	1,510	1,269

Other Assets:
Property and equipment, net	17	12
Total assets	$31,283	$49,143

Current Liabilities:
Accounts payable	$714	$90
Accrued expenses and other current liabilities	3,088	3,849
Warrant derivative liability	1,946	2,773

Preferred stock	18,036	18,036
Total stockholders' equity	7,499	24,395
Total liabilities, preferred stock and stockholders' equity	$31,283	$49,143

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Supply agreement	$—	$—	$—	$700,000
License revenue	1,000,000	5,000,000	1,000	5,000,000
Total revenues	1,000,000	5,000,000	1,000	5,700,000

Operating Expenses:
Research and development	6,850	6,348	16,425	19,531
General and administrative	1,315	1,681	4,216	5,458
Total operating expenses	8,165	8,029	20,641	24,989
Loss on dispositions, net	—	14	—	478
Loss from operations	(7,165)	(3,043)	(19,641)	(19,767)

Interest income	11	6	38	24
Interest expense	—	—	—	(4)
Change in fair value of warrant and private placement option liabilities	(59)	4,264	827	7,506
Other income	—	6	—	5
Net (loss) income	$(7,213)	$1,233	$(18,776)	$(12,236)
Less: undistributed earnings to participating securities	—	(469)	—	—
Net (loss) income attributable to common shareholders	$(7,213)	$764	$(18,776)	$(12,236)

Net (loss) income per common share attributable to common shareholders, basic	$(0.23)	$0.08	$(0.61)	$(1.21)
Net (loss) income per common share attributable to common shareholders, diluted	$(0.23)	$0.07	$(0.61)	$(1.21)

Weighted-average shares outstanding, basic	30,831,161	10,108,388	30,826,683	10,086,246
Weighted-average shares outstanding, diluted	30,831,161	10,194,668	30,826,683	10,086,246

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
ICR Westwicke
858-356-5932
Robert.uhl@westwicke.com